EXHIBIT 8.1


                        [LETTERHEAD OF SCHIFF HARDIN LLP]


                                 August 11, 2006

New Asia Bancorp, Inc.
222 West Cermak Road
Chicago, IL  60614


      RE:  MERGER OF NEW ASIA BANCORP, INC.WITH AND INTO CATHAY
           GENERAL BANCORP


Ladies and Gentlemen:

     Reference is made to the Registration statement on Form S-4 (as amended through the date hereof, the "REGISTRATION STATEMENT") of Cathay General Bancorp, a Delaware corporation registered under the Bank Holding Company Act of 1956, as amended ("CATHAY"), relating to the proposed merger of New Asia Bancorp, Inc., a Delaware corporation registered under the Bank Holding Company Act of 1956, as amended, with and into Cathay, with Cathay surviving the merger.

     We have participated in the preparation of the discussion set forth in the section entitled "THE MERGER - Material United States Federal Income Tax Consequences of the Merger" in the Registration Statement. In our opinion, such discussion, insofar as it purports to constitute summaries of the United States federal tax law or legal conclusions with respect thereto, constitutes accurate summaries of the matters described therein in all material respects.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.

                               Very truly yours,

                               SCHIFF HARDIN LLP



                               By:  /s/ Larry Jacobson
                                    --------------------------
                                        Larry Jacobson